Exhibit 10.41

REPURCHASE AGREEMENT

This REPURCHASE AGREEMENT (this “Agreement”) is made and shall become effective as of October 4, 2004, by and among Rackable Systems, Inc., a Delaware corporation (f/k/a Rackable Corporation) (the “Company”), and Rackable Investment LLC, a Delaware limited liability company (“Investor”).

WHEREAS, prior to the effectiveness of this Agreement, Investor converted certain of its shares of the Company’s Series A Preferred Stock into shares of the Company’s Series B Preferred Stock and Common Stock; and

WHEREAS, the Company desires to repurchase from Investor, and Investor desires to sell to the Company, one million six hundred eighty thousand (1,680,000) shares of the Series B Preferred Stock held by Investor for two million one hundred thousand dollars ($2,100,000).

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Repurchase of the Series B Preferred Stock. The Company hereby repurchases from Investor, and Investor hereby sells to the Company, one million six hundred eighty thousand (1,680,000) shares of the Company’s Series B Preferred Stock in exchange for two million one hundred thousand dollars ($2,100,000), which amount equals the Series B Redemption Price (as defined in the Company’s Amended and Restated Certificate of Incorporation) of such Series B Preferred Stock.

2. Consent. The Company acknowledges that Investor is the holder of all issued and outstanding shares of Series A Preferred Stock and Series B Preferred Stock. Pursuant to the Certificate of Incorporation, Investor hereby gives its written consent to the transactions contemplated hereby.

3. Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving any effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(b) This Agreement may be executed in one or more counterparts (including by means of telecopied signature pages), all of which taken together shall constitute one and the same instrument.

(c) This Agreement contains the entire agreement and understanding among the parties with respect to the subject matter hereof and supercedes all prior agreements and understandings, whether written or oral, relating to such subject matter in any way.

* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Repurchase Agreement on the date first written above.

COMPANY:

RACKABLE SYSTEMS, INC.

By:	/S/ TOM BARTON
Name:	Tom Barton
Title:	President and Chief Executive Officer

INVESTOR:

RACKABLE INVESTMENT, LLC

By:	Parthenon Investors II, L.P.
Its:	Manager

By:	/S/ WILLIAM C. KESSINGER
Name:	William C. Kessinger
Title:	Vice President